Responses to N-SAR for 9/30 Funds for the 6-month period ending
March 31, 2017

Equity Funds

Exhibit 99.77D

Policies with respect to security investments

During the period covered by this report, the First Investors Equity Income Fund began to invest in covered call options. This strategy is disclosed in the Fund's Prospectus and Statement of Additional Information dated January 31, 2017, which was filed as part of the registration statement for the First Investors Equity Funds with the Securities and Exchange Commission via EDGAR pursuant to Rule 485(b) on January 27, 2017 (Accession No. 0000898432-17-000056), which is hereby incorporated by reference as part of the response to
Item 77D of Form N-SAR.

During the period of October 3, 2016 through November 18, 2016, a sales charge waiver was offered on Class A shares of the First Investors Covered Call Strategy Fund to certain former shareholders of the Ziegler FAMCO Covered Call Fund. This waiver was disclosed in a supplement to the First Investors Covered Call Fund's 2016 registration statement and was filed with the Securities and Exchange Commission via EDGAR pursuant to Rule 497 on October 17, 2016 (Accession No. 0000898432-16-003035) which is hereby incorporated by reference as part of the response to Item 77D of Form N-SAR.